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                                                         Exhibit 10.3

                                  LICENSE AGREEMENT


    THIS LICENSE AGREEMENT ("License Agreement") is made and entered into as of the 1st day of January, 1996, by and between SEARS, ROEBUCK AND CO., a New York corporation (hereinafter called "Sears") and DIAMOND EXTERIORS, Inc., a Delaware corporation (hereinafter referred to as "Licensee"), which said parties in consideration of the mutual covenants and promises contained herein, hereby mutually agree as follows:

         1. (A) (LICENSE) - Sears hereby grants to Licensee the privilege of conducting and operating, and Licensee hereby agrees to conduct and operate, pursuant to the terms, provisions and condition contained in this License Agreement, a business for the selling, furnished and installing of certain Sears approved products ("Approved Products") in the Sears Market Areas designated in Exhibit A, attached hereto and make a part hereof.

         (B) (LIMITED TO NON-COMMERCIAL RESIDENTIAL CUSTOMERS) - This License Agreement is limited to non-commercial residential customers (herein referred to as "customers"). For the purposes of this License Agreement, a contract entered into with respect to four or more connected and/or attached residential units shall be deemed to be a contract with a commercial residential customer. However, any residence attached to a store front business shall be considered residential provided the residence contains less than four units and the business is confined to the first floor. A contract entered into with respect to a residential condominium unit which is negotiated and paid for by the management of the condominium is deemed commercial.

         (C) (STANDARDS) - All Licensee procedures and policies covering the selling and installation and servicing of Approved Products shall be in conformance with Sears HIPS *Quality Every day!* (QED) standards and initiatives as presented in the attachment, Customer Quality Requirements and Standards, of this agreement. Sears shall use customer surveys to measure Licensee adherence to QED standards. From time to time Sears may use other methods to measure Licensee's adherence to QED standards. Sears shall survey all HIPS customers who purchased Approved Product from Licensee and a statistical sampling of Customers who allowed Licensee into their home to conduct a sales presentation but elected not to purchase Approved Product. Service Quality Index (SQI) scores and full diagnostic report covering every survey question will be furnished to Licensee. Licensee must maintain a minimum level of service, as indicated by the reported SQI score, that is acceptable to Sears. Sears agree to use reasonable efforts to assist Licensee to improve Licensee's SQI scores that are deemed by Sears to be unacceptable. However, if

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noted improvements are not evident Licensee's subsequent SQI scores, Sears may initiate actions to terminate either specific Licensee markets as authorized pursuant t this License Agreement or License Agreement in its entirety.
Licensee agrees to provide Sears with copies of its written procedures and policies establishing standards of quality and performance for Approved Products sold and installed or applied pursuant to this License Agreement. Licensee agrees to promptly advise Sears of any revisions to such standards. Without limiting Paragraph 10. (A), Licensee agrees to observe no less than the minimum standards of quality and/or performance set forth in Exhibit A hereto. Licensee agrees that Sears has the right to visit Licensee's offices, work sites and/or other place of business at any reasonable time for the purpose of verifying Licensee's compliance with said standards of quality and/or performance. Notwithstanding the above, nothing herein will be deemed a waiver by Sears of Sears right to terminate this License Agreement pursuant to the terms, provisions, and conditions of paragraph 26.

         (D) (SEARS TERMINATION OF MARKETS AND/OR APPROVED PRODUCTS) Sears shall have the right to give Licensee twelve (12) months written notice of any market or any product in such market that Sears feels should be closed/discontinued due to an unreasonably low sales volume pursuant to the agreed upon sales plan and/or QED Service Quality Index scores as set forth in Paragraph 1C that are three (3) or more points below the applicable overall Sears National year-to-date Buyer SQI score or the Sears National product SQI score. After the allotted twelve (12) months, Licensee shall immediately cease to sell or market said Approved Product(s) under the Sears name in related market(s). Following the Licensee's departure of such market, Sears shall have the right, without penalty or other obligation to Licensee, to enter into a License Agreement with another party in any such market, and Licensee shall be deemed to have waived all rights, obligations and privileges with respect to the use of Sears name in such market. However, Licensee shall continue to assume any and all obligations which Licensee had under this Licensee Agreement arising out of the operation hereunder prior to the Licensee's departure from such markets. Licensee shall have the right to offer similar products and services in its own name in such termination markets.

    2. (A) (TERM AND TERMINATION) The Agreement shall be effective as of January 1, 1996, and shall remain in effect for a term ("Term") of three (3) years, expiration effective midnight December 31, 1998.

         (B) (WIND DOWN PERIOD) Notwithstanding Paragraph 2A above, the Parties have mutually agreed to a Wind Down Period


                                         -2-

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that will follow the expiration of the Term of this Agreement.  Such Wind Down
Period shall be as follows:

              (i) If either party gives the other party written notice of its intent not to renew the License Agreement within the last six (6) months of the Term, the Wind Down Period shall be six (6) months from the date of such notice or;

              (ii) If there is no notice of non-renewal, then the Wind Down Period shall commence on the day after expiration of the License Agreement and shall extend for a period of six (6) months thereafter.

This Wind Down Period will enable the parties to conduct an orderly transition. All Terms and Conditions of this License Agreement shall be applicable during this Wind Down Period.

There will not be a Wind Down Period if notice of non-renewal is given six (6) months prior to the expiration of the License Agreement.

         (C) This Wind Down Period is only applicable to the expiration of the Agreement and does not apply to any termination hereunder by either Sears or Licensee.

    3. (USE OF SEARS NAME) - Licensee shall offer the sale and installation of Roofing, Roof Ventilation Accessories, Skylights, Mobile Home Roofovers, Mobile Hole Skirting, Patio Products for Mobile Homes, Continuous Gutter, Insulation, Entry Doors, Security Doors, Patio Doors, Garage Doors, Patio Storm Doors, Fencing and Roof and Garage Door Repair, as more specifically designated in Exhibit A, Exhibit A(i), Exhibit A(ii) and Exhibit A(iii), which are attached hereto and made a part hereof, in the name of Sears and only under the terms, provisions and conditions of this License Agreement. Under this License Agreement, Licensee may offer the sale and installation of Sears authorized Soffit/Facia and Storm Doors to customers only as a part of and only at the same time as an offer to sell Roofing, Roof Ventilation Accessories, Mobile Home Roofovers, Insulation, Entry Doors, Security Doors, Patio Doors, Patio Storm Doors, Garage Doors and Continuous Gutter and may offer the sale of Garage Door Openers only as part of and only at the same time as a Garage Door sale and may offer Siding (up to 5 Squares above the roof line) of Dormers or Gable Ends, Chimney Repair and Tearoff Roofing only as part of and only at the same time as a Roofing sale. Under this license Agreement, Licensee may not advertise the sale and installation of Siding, Soffit/Facia, Chimney Repairs, Garage Door Openers or Storm Doors in Sears name. Licensee grants to Sears the right to approve, prior to use thereof, the full name under which services and/or products shall


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be offered by Licensee under this License Agreement.  Licensee shall not commence the conduct of any business activity under this License Agreement, without Sears prior written approval of the name to be used in conjunction with the services and/or products licensed hereunder.

    4. (A) (SEARS TRADEMARKS) - Licensee expressly recognizes and acknowledges that the use of Sears trademark, service mark or trade name shall not confer upon Licensee any proprietary rights to such trademark, service mark or trade name. Upon expiration or upon termination of Licensee's rights to use the licensed trademark, service mark or trade name for any cause, Licensee shall immediately cease all use of the licensed trademark, service mark or trade name and will not use the same thereafter. Upon expiration or termination of rights to use the licensed trademark, service mark or trade name pursuant to this License Agreement for any cause, Licensee will execute all necessary or appropriate documents to confirm Sears said ownership or to transfer any rights it may have acquired to Sears.

              (i) Licensee shall not question, contest or challenge the ownership by Sears of the licensed trademark, service mark, and trade name during the term of this License Agreement or thereafter. Licensee will claim n right, title or interest in such licensed trademark, service mark or trade name, except the right to use the same pursuant to the terms, provisions and conditions of this License Agreement, and will not seek to register the same.

              (ii) Nothing in this License Agreement shall be construed to bar Sears from protecting its right to the exclusive use of its trademarks, service marks or trade names against infringement thereof by any party or parties, including Licensee, either during the term of this License Agreement or following any expiration or termination of Licensee's right to use the licensed trademark, service mark or trade name pursuant to this License Agreement for any cause.

         (B) (REGISTRATION OF TRADEMARKS, SERVICE MARKS OR TRADE NAMES)
Licensee acknowledges that Sears may register any and all of the licensed trademarks, service marks or trade names for the products and/or services licensed under this License Agreement in its own name, and that Licensee's use thereof shall inure to the benefit of Sears for such purpose, as well as for all other purposes. Licensee shall cooperate in any such registration by Sears or application thereof.

         (C) (REMEDIES FOR UNAUTHORIZED USE) - Licensee recognizes that the trademark, service mark or trade name licensed under the License Agreement possesses a special unique


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and extraordinary character which makes it difficult to assess the monetary damage which Sears would sustain in the event of unauthorized use. Licensee expressly recognizes and agrees that irreparable injury would be caused to Sears by such unauthorized use, and agrees that preliminary or permanent injunctive relief would be appropriate in the event of breach of its License Agreement by Licensee, provided that such remedy shall not be exclusive of any legal remedies otherwise available.

         (D) (POLICING THE TRADEMARK) - Licensee agrees that if it receives knowledge of any manufacture or sale by anyone else of such products and/or services as would be confusingly similar in the minds of the public and which bear or are promoted in association with the licensed trademark, service mark or trade name or any names, symbols, emblems, designs or colors which would be confusingly similar in the minds of the public to such licensed trademark, service mark or trade name, Licensee will promptly notify Sears. Sears shall have the sole right to take such action as it determines, in its sole discretion, is appropriate. Licensee shall provide reasonable cooperation and assistance in such protest or legal action at Sears expense. If demanded by Sears, Licensee shall joint in such protest or legal action at Sears expense. Licensee shall not undertake such protest or legal action on its won behalf without first securing Sears written permission to do so. If Sears permits Licensee to undertake such protest or legal action, such protest or legal action shall be at Licensee's sole expense. Sears shall provide reasonable cooperation and assistance therein, at Licensee's expense. For the purposes of the foregoing, expenses shall include reasonable attorneys' fees. All recovery in the form of legal damages or settlement shall belong to the party bearing the expense of such protest or legal action.

    5. (LICENSEE'S LOCATION) - Licensee, at its expense, shall provide and maintain a location(s) from which it shall operate and Sears shall not have any responsibility or liability relating to said location(s). Unless authorized in writing by the National Operations Manager; Sears Roebuck and Co.; D/610, D2 181B; 3333 Beverly Road; Hoffman Estates, Illinois 60179, nothing on the premises of said location(s) visible to the public shall make any reference to Sears or the relationship created under this License Agreement.

    6. (A) (LICENSEE'S EMPLOYEES) - Licensee shall have no authority to employ persons on behalf of Sears and no employees of Licensee shall be deemed to be employees or agents of Sears, said employees at all times remaining Licensee's employees. Licensee shall have the sole and exclusive control over its labor and employee relations policies and policies relating to wages, hours, working conditions, or conditions of its employees.


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Licensee shall have the sole and exclusive right to hire, transfer, suspend, layoff, recall, promote, assign, discipline, adjust grievances and discharge said employees, provided, however, that at any time Sears so requests, Licensee will give consideration to the transfer, from the sale or installation of Sears approved products, of any employee who is objectionable to Sears for reasons of health, safety and/or security of Sears customers, employees or Sears merchandise and/or whose manner impairs Sears customer relations.

         (B) Licensee shall not concurrently engage any Sears Associates as sales employees for Licensee. Licensee further agrees not to hire or otherwise engage any Sears Department 610 HIPS Associate as an employee concurrently during the term of this License Agreement.

         (C) Licensee is solely responsible for all salaries and other compensation of all Licensee's employees and will make all necessary salary deductions and withholdings from its employee's salaries and other compensation, and is solely responsible for the payment of any and all contributions, taxes and assessments and shall meet all other requirements of the Federal Social Security. State Unemployment Compensation and Federal, State and Local Income Tax withholding laws on all salary and other compensation of its employees.

         (D) Licensee will comply with any other Federal, State or local law or regulation regarding but not limited to compensation, hours of work, or other conditions of employment including but not limited to Federal or State laws or regulations regarding minimum compensation, overtime and equal opportunities for employment and in particular Licensee warrants and agrees to comply with the terms of the Federal Civil Rights Act, Age Discrimination in Employment Act, Occupational Safety and Health Act and the Federal Fair Labor Standards Act whether or not Licensee may be exempt from the aforesaid acts by reasons of Licensee's size or the nature of Licensee's business or any other reason whatsoever.

         (E) Licensee agrees and warrants that said employees while working in connection with this License Agreement will comply with any and all applicable Federal, State and local laws, rules, regulations and ordinances applicable to Licensee.

    7. (LICENSEE'S FACILITIES AND EQUIPMENT) - Licensee, at its sole expense, shall provide all facilities, tools and equipment as may be necessary and proper for the operation of its business pursuant to this License Agreement including but not limited to any equipment needed to make electronic settlements and fund transfers as herein stated (such vehicles, tools and equipment


                                         -6-

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being herein for convenience referred to as "Licensee's Equipment").  Licensee shall maintain Licensee's Equipment and facilities in good working order and repair.

    8. (RELATIONSHIP) - Licensee shall operate in the capacity of an independent contractor. Nothing contained in or done pursuant to this License Agreement shall be construed as creating a partnership, agency (except as del credere agent as described in Paragraph 22(b) hereof) or joint venture and, except as may be otherwise expressly provided in this License Agreement, neither party shall become bound by any representation, act or omission of the other party hereto.

    9. (UNAUTHORIZED SERVICE) - Licensee shall offer for sale only those services and merchandise expressly authorized by this License Agreement. Licensee, acting in its sole discretion, may engage in any other business or business activities. However, Licensee agrees not to advertise or display Approved Products or provide services in such manner that will cause confusion to the public with respect to the origin of other products or services.
Licensee may sell, install or apply the Approved Products and products similar thereto for commercial customers, as long as such sales are made in Licensee's own name and without reference to any relationship with, or responsibility of, Sears with respect to such sales. Licensee may sell, install or apply under its own name the Approved Products and products similar thereto in markets where they are currently not licensed to transact business under this License Agreement. Such sales shall be without any reference to any relationship with or responsibility of Sears. To ensure that the distinguishing characteristics of Sears Approved Products and services are maintained and to prevent confusion to customers, Licensee agrees not to sell or install home improvement products or services under the name or trademark of other retailers without the express written consent of Sears.

    10. (A) (WARRANTY) - Licensee, in addition to any and all covenants, promises and agreements contained in this License Agreement, extends to Sears a warranty covering the application and/or installation of the product.
Licensee's warranty assures the quality of product, labor and materials., Licensee further assures and warrants that the finished job shall be of high quality and that said applied or installed product and its application and/or installation shall remain in good condition and be free from defects in material and/or workmanship for a period of at least one year from the date of application and/or installation (except repairs which shall be warranted for a period of at least (90) days). Licensee agrees that Sears customers are third party beneficiaries of the warranties extended herein by Licensee.


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         (B) (CUSTOMER ADJUSTMENTS) - All of the work and services performed by
Licensee shall be consistently of high quality. Licensee shall at all times maintain the general policy of satisfaction of customers and shall adjust all complaints of, and controversies with customers, with respect to said sales made under this License Agreement. In any case, in which said adjustment is unsatisfactory to the customer, Sears reserves and shall have the right, at Licensee's expense, to make such further adjustment as Sears may deem necessary under the circumstances and such adjustment made by Sears, event when in excess of the sales price of the products or services in question, shall be conclusive and binding upon Licensee. Licensee agrees to and supports Sears policy of "Satisfaction Guaranteed or Your Money Bank" as it relates to customer complaints and adjustments. Licensee shall maintain and make payable to Sears files pertaining to customer complaints and their adjustment. Sears agrees to promptly forward to Licensee information received by Sears with respect to customer complaints to assist Licensee in its efforts to respond to customer complaints in a timely manner.

    11. (A) (ADVERTISING) - At Licensee's expense, Licensee shall advertise and actively promote the Approved Products and services licensed by Sears under this License Agreement. Prior to Licensee's use thereof, in connection with this License Agreement, Licensee shall submit all signs and advertising copy, including, but not limited to sales brochures, newspaper and yellow page advertisements, radio and television commercials, all sales promotional plans and devices, and all customer contract forms, warranty certificates and other forms and materials, to Manager, Contractor Relations whose address is specified in Paragraph 33, or to a designee, for approval. Licensee will not use any such advertising materials or sales promotional plans or devices without such prior approval.

         (B) Sears shall have the right to disapprove any or all the forms, materials, plans or devices which may be utilized with respect to Licensee's operation hereunder insofar as they, in Sears opinion, do not properly use Sears trademark, service mark or trade name; may subject Sears to liability, loss of good will, or damage to Sears reputation or Sears customer relations; may fail to adhere to the requirements of any Federal, State or local governmental rules, regulations and laws; or may fail to conform to community or Sears standards of good taste and honest dealing. Licensee agrees that it will use Sears name only when communicating with customers or potential customers. Licensee agrees that it will not use Sears name orally or in writing (including but not limited to use as part of any letterhead) when communicating with persons or entities, other than customers or potential customers. All references to selling furnishing and installing or the entity that sells, furnishes and installs with


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respect to licensee's operation hereunder shall be "Sold, Furnished and installed by (NAME UNDER WHICH LICENSEE WILL CONDUCT SEARS BUSINESS), A Sears Authorized Contractor or some facsimile thereof subject to Sears' prior written approval. Licensee shall not represent the Approved Products and services licensed by Sears hereunder as sold, furnished, or installed by Sears.

    12. (PUBLICITY) - Licensee will not issue any publicity or press release regarding its contractual relations with Sears hereunder or regarding Licensee's activities hereunder without obtaining Sears' prior written approval and consent to such releases from National Operations Manager; Sears, Roebuck and Co.; D/610, D2 181B; 3333 Beverly Road; Hoffman Estates, Illinois 60179.

    13. (GOOD WILL) - Licensee acknowledges that the commission rate established in Paragraph 19(A) takes into consideration that all customer information (including customer lists) as described in Paragraph 14(a) hereof and good will generated by the operation under this License Agreement shall be owned by Sears and inure completely to the benefit of Sears and that Licensee has no right or interest in said customer information and good will.

    14. (A) (CUSTOMER INFORMATION) - Any customer information (including customer lists) developed by or acquired by Licensee, its employees or agents from the operation of or from records generated as a result of this License Agreement, during the term of this License Agreement or thereafter, are deemed to be exclusively owned by Sears.

         (B) (i) Licensee agrees not to use or permit the use of such customer information in any manner except the performance of this License Agreement. Licensee shall at all times maintain any such customer information physically separate and distinct from any customer information Licensee may maintain that is unrelated to this License Agreement.

              (ii) Licensee shall not reproduce, release or in any way make available or furnish, either directly or indirectly, to any person, firm, corporation, association or organization at any time, any such customer information which will or may be used to solicit sales or business from such customers including but not limited to the type of sales or business covered by this License Agreement.

         (C) Licensee shall use its best efforts to protect all such customer information from destruction, loss or theft during


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the term of this License Agreement and until all copies of such customer information are delivered to Sears.

         (D) Upon expiration or termination of this License Agreement, Licensee shall immediately deliver all customer information to Sears at a mutually agreed upon reproduction cost to be paid by Sears. Licensee, its officers, employees, successors and assigns shall not use any such customer information to solicit any such customers.

    15. (TELEPHONE) - All telephone numbers used by Licensee to conduct business hereunder shall be separate from telephone numbers used by Licensee in its other business operations, and such telephone numbers used by Licensee hereunder shall be deemed to be the property of Sears. Upon expiration or termination of this License Agreement, Licensee shall immediately, upon demand by Sears, cease to use such telephone numbers used by Licensee hereunder and shall transfer such telephone numbers to Sears or to any party Sears designates. Licensee shall immediately notify the telephone company of any such transfer and Licensee shall use its best efforts to assist Sears in an orderly transfer.

    16. (PURCHASES) - Licensee will not make any purchases and/or incur any obligation or expense of any kind in the name of Sears. Licensee shall promptly pay all the obligations of Licensee including those for labor and material. Licensee will not allow a lien(s) to attach to a customer's property for failure to pay such sums. In the event that Licensee causes a lien to be attached to a customer's property, Licensee shall fully reimburse Sears and/or the customer for all costs and expenses incurred to release said lien. Upon request by Sears, Licensee shall furnish Sears with the names of all parties from whom Licensee purchases merchandise for sale under this License Agreement, as well as the names of all other parties with whom Licensee may have any business or contractual relations in connection with the conduct of its business under this License Agreement.

    17. (LICENSES AND PERMITS) - Licensee, at its expense, shall obtain ALL PERMITS AND LICENSES which may be required under any applicable Federal, State or local law, ordinance, rule or regulation by virtue of any acts performed by Licensee in the performance of this License Agreement. Licensee shall in the conduct of said business and in the performance of this License Agreement comply fully with all applicable Federal, State and local laws, ordinances, rules and regulations, including, without limiting the forgoing, compliance with all rules and regulations of the Federal Trade Commission.


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    18. (FEES, TAXES) - Licensee, at is expense, shall pay and discharge all license fees, business, use, sales, gross receipts, income, property or other similar or different taxes or assessments which may be charged or levied upon Licensee by reason of anything performed under this License Agreement, excluding, however, all taxes and assessments applicable to Sears' income from Sears Commission hereunder.

    19. (A) (SEARS COMMISSION) - In consideration of the privilege herein granted to Licensee to conduct and operate under the terms, provisions and conditions of this License Agreement, Licensee, in addition to its other undertakings herein, shall pay to Sears, and Sears shall be entitled to receive from Licensee, a Commission (hereinafter called "Sears Commission") which shall be a sum equal to thirteen percent (13%) of Gross Sales on all Door settlements and a sum equal to eleven percent (11%) of Gross Sales on all other products. Tearoff Roofing has a commission rate of zero percent (0%) in Diamond West Region only. Insurance Repair Commission shall be at rate of six percent (6%) as indicated on Exhibit A(iii), attached.

              (i) The Sears Commission rate specified above is subject to any modifications for specific markets that may be set forth in the exhibits to this License Agreement.

         (B) (GROSS SALES) - Licensee's said "Gross Sales" shall include all services and materials provided to customers by Licensee which directly or indirectly arise out of the operation hereunder including but not limited to sales arising out of referrals, contacts, or recommendations obtained through the operation. For purposes of calculating Sears Commission, Gross Sales shall exclude sales tax and permit fees and documented third party permit acquisition costs. Partial adjustments made as a result of customer complaints shall not reduce Gross Sales. However, if subsequent to installation and settlement to Sears, full refunds are made to customers for Approved Product sold by Licensee, Sears agrees to return the applicable commission amount, for the product returned or adjusted to the Licensee.

         (C) (REFERRAL SERVICE FEE) - Licensee agrees to pay to Sears, Roebuck and Co., in addition to the Sears Commission prescribed in Paragraph 19(A), a Referral Service Fee of a minimum of one percent (1%) of the total Gross Sales for each lead supplied by a Sears associate that results in a sale.

              (i) Lead referrals may be supplied to Licensee directly by the Sears associate, the HIPS Region Office or via the 1-800-44-SEARS MATRIXX line.


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              (ii) Licensee will not make any payments directly to Sears associates.

              (iii) Licensee will maintain records in reasonable detail of all referrals received by Sears. The records will contain the date; store number of referral; the associate's (ID) number of the Sears associate making the referral; the customer's name and address and the final disposition of the lead.

              (iv) For referrals that results in a sale, Licensee on the last settlement date of each month will submit the information required to be kept by Sub-Paragraph (iii) above and a check made out to Sears, Roebuck and Co. for the full amount of all Referral Service Fees owed for settlements processed during the month. Payments of Referral Service Fees shall be made to the applicable Sears HIPS Region Office(s).

    20. (A) (SALES INFORMATION) - Weekly on a predetermined schedule that has been established by Sears, Licensee shall report the amount of Gross Sales completed during the period ending with the preceding day to the National Operations Manager, Department 610 D2-181B, 3333 Beverly Road, Hoffman Estates, Illinois 60179. Licensee shall transmit to Sears all customer and sales information for transactions included in the funds transfer described in Paragraph 21(B) via Sears approved electronic format. Further, Licensee shall during the same transmission submit to Sears all information on customers who allowed Licensee into their home to conduct a sales presentation but elected not to purchase an Approved Product.

         (B) (SALES RECEIPTS) - On the next business day after the transmission of sales information described in Paragraph 20(A), Licensee shall deliver to the applicable Sears HIPS Region Office(s), designated in Exhibit A, copies or document images acceptable to Sears, all fully signed contracts of sale, including changes or additions in said contracts, whether signed prior to or during installation/application, all details of financing upon completion of all financial arrangements for such sales, any signed waivers to rights of recision and signed completion certificates relating to the sales that were reported.

    21. (A) (SETTLEMENTS) - A settlement between the parties with respect to the Sears Commission on Gross Sales reported in accordance with Paragraph 20 hereof shall be mae no later than the next business day after the transmission of sales information on Gross Sales.

         (B) (ELECTRONIC FUNDS TRANSFERS) - Such settlements shall be remitted by ways of electronic funds transfer to a bank


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account designated by Sears for all cash and credit transactions completed during the preceding week. Completion occurs when the job is installed/applied; and

              (i) Licensee receives cash payment from the customer, or,

              (ii) Licensee receives funding from Sears for Sears credit transactions; or,

              (iii) Licensee receives customer acceptance of a job financed by Licensee or by a third party.

         (C) (CHECKS) - Any and all losses which may be sustained by reason of nonpayment of checks accepted by Licensee in payment for sales under this License Agreement shall be borne by Licensee, and Sears shall have no liability with respect thereto. Checks accepted in payment for sales under this License Agreement may be made payable to "Licensee Name" or "Sears/Licensee Name" as the case may be, but shall be for the account of Licensee. In no case shall customer checks be made payable solely to Sears, Roebuck, Co., Sears, or any derivation thereof.

    22. (A) (CREDIT SALES) - Licensee will comply with all provisions of Federal or State laws governing credit sales, including but not limited to provisions dealing with proper disclosures to customers, finance charges and the like, with respect to credit sales or their solicitation and the right of rescission.

         (B) (SEARS CREDIT SALES) - The Sears Credit Addendum attached to this License Agreement as Exhibit B, outlines requirements regarding the use of Sears Credit and is herein incorporated and made a part of this License Agreement.

         (C) (THIRD PARTY FINANCING) - Licensee will comply with all provisions of Federal or State laws governing credit sales, including but not limited to provisions dealing with proper disclosures to customers, finance charges, the right of rescission, if applicable, and the like, with respect to credit sales or their solicitation. Licensee may arrange for a customer purchase to be financed by a financial institution. Such financial institution shall be independent of and unrelated to Licensee. Licensee shall not sell directly on credit unless otherwise provided for in this License Agreement. Any financial institution which is a parent company, sister company or subsidiary of or otherwise related to Licensee shall for the purpose of the License Agreement be deemed the same as Licensee.

         (D) (LICENSEE'S CREDIT SALES) - As an exception to 22(C) Licensee may sell directly on credit, or through a company owned by the Licensee or its stockholders ("Licensee's Finance Company") provided that Sears shall not be responsible for or charged with any credit losses and further provided as follows:

              (i) consistent with Paragraph 11 hereof all credit documentation used by Licensee or Licensee's Finance Company shall be submitted to Sears;

              (ii) Licensee or Licensee's Finance company shall not commence or cause to be commenced, any action to collect any obligations pursuant to this License Agreement from a delinquent customer in the name of Sears or to otherwise use the name of Sears in any collection or judicial enforcement action to collect any such obligations;

              (iii) Licensee or Licensee's Finance Company shall not commence or cause to be commenced, any collection or judicial enforcement action against any delinquent customer or during the pendency of any unresolved customer complaint without thirty (30) days prior written notification.

              (iv) Should Licensee or Licensee's Finance Company sell, transfer or assign any customer's contract or negotiable instrument to any third party, either Licensee or Licensee's Finance Company shall maintain all processing rights, which shall include all rights to commence judicial enforcement against any delinquent customer subject to notice requirements in paragraph 22(iii) herein.

              (v) Licensee or Licensee's Finance Company shall take no action to foreclose or otherwise enforce any lien, whether arising by operation of law or by recording, against the property of any customer unless Sears has been notified in writing, a reasonable attempt at negotiating a mutually acceptable resolution has been made and has been futile, and at least ninety (90) days have elapsed since payment was due and remains unpaid.

    23. (AUDIT RIGHT) - Licensee shall keep and maintain reports, books and records which accurately reflect the sales and other operations of Licensee under this License Agreement. Said reports, books and records shall be kept and maintained according to consistently applied generally accepted accounting practices. Sears reserves the right to review and audit Licensee's reports, books, records and financial statements for both Sears related transactions as well as all and any other transactions relating to any other business Licensee may be engaged in involving the same and or similar product at any reasonable time. Licensee agrees to provide Sears with a copy of its annual report annually within ninety
(90) days after the close of the Licensee's fiscal year. Such report shall be certified by an accountant, or by the President/Owner of Licensee's business in the event that no audit is performed. Such report shall include, but is not limited to the profit and loss statement and balance sheet.

    24. (A) (ASSIGNMENT, TRANSFER OR FRANCHISING) - The rights granted to Licensee hereunder are unique and personal in nature, and neither this License Agreement nor the Licensee granted therein may be assigned by Licensee (including without limitation by operation of law) without Sears' prior written consent, which may be withheld in Sears' sole discretion, but not unreasonably denied. Notwithstanding the foregoing Licensee may transfer or assign the rights and obligations granted hereunder:

              (i) to an Affiliate controlled by Licensee, which Affiliate agrees in writing to be bound to the terms of this Agreement; or

              (ii) to another corporation or entity that is acquiring all or substantially all of the assets of Licensee, provided that such surviving corporation or entity

                   (a) agrees in writing to be bound by the terms of the Agreement,

                   (b) shall be credit-worthy as evidenced by Certificate of Confirmation by an investment firm selected by Sears at Licensee's expense and with approval by Licensee or at Sears' sole discretion, and

                   (c) has and throughout the Term will have, no single individual controlling stockholders.

         (B) Any transfer or attempt to transfer hereof Licensee either expressly or by operation of law without Sears' prior written consent, except expressly permitted herein shall, at the option of Sears, without any notice whatsoever, immediately terminate this License Agreement. The sale of Licensee's business or any other transaction which shifts the rights or liabilities of Licensee to another controlling interest shall be such a transfer. Licensee shall not franchise, sub-license, assign in whole or in part this License Agreement, or delegate any duties hereunder without Sears' prior written consent; any such franchise, sub-license, assignment, or delegation of duties by Licensee without such consent shall be null and void. The foregoing notwithstanding, Licensee may utilize services of independent contractors with respect to the installation or application of Approved Product.

    25. (A) (DEFAULT) - Sears shall have the right to immediately terminate this License Agreement without affecting any other rights or remedies if:

              (i) Licensee does not have products and/or materials, which are merchantable and conforming to specifications, ready for delivery and installation in the quantities and at the time specified;

              (ii) it should be alleged that any products and/or materials infringe any patent, trade mark or copyright or were manufactured or were to be sold in violation of any statute, ordinance or administrative order, rule or regulation;

              (iii) Licensee is negligent in the performance of its services;

              (iv) Licensee shall refuse to furnish appropriate guarantees to protect Sears as permitted by law, rule or regulation;

              (v) any bankruptcy or insolvency proceedings should be commenced by or against Licensee or a substantial part of the property of Licensee passes into the hands of any receiver, assignee, officer of the law or creditor;

              (vi) Licensee admits, in writing, its inability to pay its debts as they become due;

              (vii) Licensee vacates, abandons or ceases to operate under this License Agreement;

              (viii) Licensee otherwise fails to comply with any material provision of this License Agreement and fails to cure such default after fifteen
(15) days' written notice from Sears; or

              (ix) Licensee is in default of any other License Agreement with Sears.

         (B) Any transfer or attempt to transfer hereof Licensee either expressly or by operation of law without Sears' prior written consent, except expressly permitted herein shall, at the option of Sears, without any notice whatsoever, immediately terminate this License Agreement. The sale of Licensee's business or any other transaction which shifts the rights or liabilities of Licensee to another controlling interest shall be such a transfer. Licensee shall not franchise, sub-license, assign in whole or in part this License Agreement, or delegate any duties hereunder without Sears' prior written consent; any such franchise; sub-license, assignment, or delegation of duties by Licensee without such consent shall be null and void. The foregoing notwithstanding, Licensee may utilize services of independent contractors with respect to the installation or application of Approved Product.

    26. (A) (MUTUAL TERMINATION) - This Agreement may be terminated after the first two years of the Term, without any penalty or other liability, by either Sears of Licensee, by providing written notice to the other not less than twelve
(12) months prior to the proposed termination date. If termination occurs pursuant to this subsection, Sears may, by providing written notice not less than six (6) months prior to the date of termination, require Licensee to continue to operate under the License Agreement for a Wind Down Period as described in Paragraph 2B and C.

         (B) In the event that Sears in its sole discretion terminates this Agreement and gives Licensee notice of termination as provided for in this Agreement, Licensee acknowledges and agrees that:

              (i) such termination by Sears was entirely contemplated by Sears and Licensee and was within the spirit of negotiations between them for the licenses granted hereunder prior to, and at the time of, the execution of this Agreement by the parties;

              (ii) the provisions of this paragraph are equitable and non-oppressive to Licensee;

              (iii) Sears has advised Licensee prior to the execution of this Agreement that they have the right to obtain independent legal advice and that by the execution of this Agreement that they have either obtained such advice or have waived the right to such advice; and

              (iv) Sears will have no liability to Licensee for any disengagement or termination costs. Without limiting the generality of the foregoing, Licensee will assume, to the complete exoneration of Sears, all costs and expenses relating to administration, overhead, employees' wages and all other costs relating to severance, pensions, unemployment insurance, employer-employee contracts and or Service Associate Agreements and Licenses will indemnify Sears from any and all claims or actions arising therefrom and costs thereof.

         (C) (FURTHER OBLIGATIONS) - After the termination of this License Agreement by expiration of time or otherwise, Licensee shall have no right or interest in future contracts with

Sears relating to any operation similar to that under this License Agreement, and Sears may, without incurring any liability to Licensee:

              (i) enter into License Agreement for the operation of a similar business with any person or entity Sears chooses, including, but not limited to, Licensee or any of Licensee's counterparts,

              (ii) directly operate a similar business itself,

              (iii) terminate the operation of the business.

         (D) (SURVIVAL OF OBLIGATIONS) - No termination of this License Agreement by expiration of time or otherwise, shall relieve the parties of liability for obligations arising out of the operation of the Licensee's business before termination.

    27. (A) (INDEMNIFICATION) - Licensee agrees that it will protect, defend, hold harmless and indemnify Sears, its successors, assigns, directors, officers and employees, and their respective heirs and representatives from and against any and all claims, demands, actions, liabilities, damages, losses, fines, penalties, costs and expenses (including attorneys' fees) of any kind whatsoever (including without limitation of the foregoing, those relating to actual or alleged death of or injury to person and damage to property), actually or allegedly, directly or indirectly, arising or resulting from or connected with:

              (i) Licensee's performance or failure of performance of this License Agreement;

              (ii) Licensee carrying out its functions hereunder including, but not limited to, all allegations that the products, materials and/or services prepared by, or distributed by or through Licensee constitute:

                   (a) libel, slander and/or defamation;

                   (b) trademark, infringement or dilution, unfair competition or infringement of any statutory copyright, common law right, title or slogan;

                   (c) piracy, plagiarism, the misappropriation of another's ideas or unfair competition; and/or

                   (d) invasion of rights of privacy or rights of publicity;

              (iii) any actual or alleged defect in such products and/or materials, whether latent or patent, including actual or alleged improper construction or design of such products and/or materials or the failure of such products and/or materials to comply with specifications or with any express or implied warranties of Licensee;

              (iv) Licensee's assembly or installation of products and/or materials covered by this License Agreement;

              (v) all purchases, contracts, debts and/or obligations made by Licensee;

              (vi) any third party financing utilized by Licensee in connection with this License Agreement;

              (vii) the omission or commission of any act, lawful or unlawful, by Licensee or of any of Licensee's agents or employees, whether or not such act is within the scope of administrative order, rule or regulation;

              (viii) the failure of Licensee or this License Agreement to comply with or any actual or alleged violation of any applicable law, statute, ordinance, governmental administrative order, rule or regulation;

              (ix) inquiries and/or investigations of any governmental agency;

              (x) the failure of Licensee to comply with any provision of this License Agreement;

         (B) Notwithstanding anything contained in the foregoing, Licensee shall not be liable for damage to third parties which is solely caused by the negligence of Sears.

    28. (A) (INSURANCE) - Licensee, at its expense, shall obtain and maintain during the term of this License Agreement the following policies of insurance with insurers rated at least A VIII or better by A.M. Best Company that are satisfactory to Sears and containing provisions and being in amounts satisfactory to Sears and adequate to fully protect Sears as well as Licensee from and against any and all expenses, costs, demands, claims, actions, liabilities, damages and losses arising out of the subjects covered by such policies of insurance:

              (i) Workers' Compensation and Employer's Liability Insurance providing statutory benefits under Workers' Compensation portion and limits of not less than $100,000 under the Employer's Liability portion.

              (ii) General Liability Insurance, including but not limited to Product Liability coverage, Completed Operations coverage, A CONTRACTUAL LIABILITY ENFORCEMENT SPECIFICALLY COVERING LICENSEE'S INDEMNIFICATION OF SEARS under this License Agreement, and Independent Contractors coverage where subcontractors are used, with limits of liability of not less than $250,000 per person and $500,000 per occurrence for bodily injury and $100,000 for property damage or combined single limit not less than $500,000 per occurrence.

              (iii) Motor Vehicle Liability Insurance with an Employer's Nonownership Liability Endorsement in Licensee's name covering all vehicles used in connection with Licensee's business hereunder with limits of not less than $250,000 per person and $500,000 per accident for bodily injury and $100,000 for property damage or combined single limit not less than $500,000 per occurrence.

         (B) Each policy obtained by Licensee shall expressly provide that it shall not be subject to change or cancellation without at least thirty (30) days prior written notice to Sears. Licensee shall furnish Sears with copies of the policies required to be maintained by Licensee by Paragraphs 28(A)(i), (ii) and
(iii) or certificates thereof concurrently with the execution and delivery of this License Agreement. In order to avoid conflicts between insurance companies, Licensee shall use its best efforts to have all policies of insurance obtained by Licensee issued by one (1) insurance company.

         (C) Any acceptance by Sears of any insurance policies shall not relieve Licensee of any responsibility hereunder including, but not limited to, claims in excess of limits described above.

    29. (QUOTATIONS, ORDERS) - All quotations for Licensee's service made to customer by Licensee shall be in writing, or by telephone authorization from the customer where applicable, and such service shall be performed only upon receipt of a written order signed by such customer. The content of the forms used for making quotations and for taking orders shall be satisfactory to both parties. Licensee shall not charge customer for estimates or proposals except for repair estimates, which charges will be reimbursed to the customer upon purchase of the service being estimated.

    30. (REMEDIES CUMULATIVE) - It is agreed that the rights and remedies herein provided in case of any default or breach by either party of this License Agreement are cumulative and shall not affect in any manner any other remedies that the other party nay have by reason of such default or breach by Licensee. The exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein by law, or by equity.

    31. (WAIVER) - No waiver of any right or remedy allowed hereunder shall be implied by the failure to enforce any such right or remedy. No express waiver shall affect any such right or remedy other than that to which the waiver is applicable and only for that occurrence.

    32. (PRICES) - Nothing contained in this License Agreement shall be construed as giving Sears any right or power to effect or control the prices at which services or products shall be offered hereunder, said right and power being retained by Licensee.

    33. (NOTICES) - All notices herein provided for or which may be given in connection with this License Agreement shall be in writing and given by certified or registered mail with postage prepaid and return receipt requested or overnight courier or personal delivery. If any such notice be given by Licensee to Sears, it shall be addressed to:

         SEARS, ROEBUCK AND CO.
         Attention:  National Operations Manager
         Department 610, D@ 181B
         3333 Beverly Road
         Hoffman Estate, Illinois  60179

    and if given by Sears to Licensee, such notice shall be addressed to:

         DIAMOND EXTERIORS, INC.
         Donald Griffin
         222 Church Street
         Woodstock, Illinois  60098

    and such notices if so sent by mail shall be deemed to have been given when deposited in the mail.

    34. (ILLEGAL PROVISION) - If any provision in this License Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this License Agreement and this License Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been included.

    35. (REPRESENTATIONS TO LICENSEE) - It is understood that no promises or representations whatsoever have been made as to the potential amount of business Licensee can expect at any time during the term of this License Agreement. Licensee represents and warrants that Licensee is solely responsible for any expense(s) incurred related to this License Agreement and agrees that Sears shall not be obligated for any expense(s) incurred by Licensee in connection with any increase in the number of Licensee's employees or expenditures made by Licensee for additional facilities or equipment.

    36. (A) (STRICT CONFIDENCE) - Licensee agrees to hold in strict confidence and will not utilize otherwise than in connection with the performance of its obligations under this License Agreement all information with respect to Sears operations, plans and programs furnished by Sears or which become known to Licensee because of products, materials and/or services rendered under this License Agreement by Licensee. Sears agrees to hold in strict confidence and shall not utilize, except with Licensee's written permission or in connection with the performance of Sears' obligations under this License Agreement, any information with respect to Licensee's operation, plans or programs furnished by Licensee or which become known to Sears because of services rendered under this License Agreement, including, but not limited to, Licensee's pitch books and training materials, except as disclosure thereof is required by law or regulation or otherwise permitted by this License Agreement.

         (B) (INJUNCTIVE RELIEF) - Licensee expressly recognizes that irreparable injury would be caused to Sears by any unauthorized use of confidential information and agrees that preliminary or permanent injunctive relief would be appropriate in the event of breach of this Paragraph. Sears recognizes that irreparable injury could be caused to Licensee by any unauthorized use of confidential information and agrees that preliminary or permanent injunctive relief would be appropriate in the event of breach of this Paragraph by Sears.

    37. (COMPLETION OF OUTSTANDING ORDERS) - In the event this License Agreement is terminated or expires and if request in writing by Sears, Licensee shall faithfully and promptly fulfill all orders received from customers prior to the effective date of such termination or expiration consistent with the provisions of this License Agreement.

    38. (PARAGRAPH TITLES) - The Paragraph titles in this License Agreement have been placed thereon for the mere convenience of the parties, and shall not be considered in any construction or interpretation of this License Agreement.

    39. (A) (AGREEMENT SUPERSEDES) - This License Agreement supersedes the License Agreement made and entered into as of

March 1, 1995, by and between Sears as Licensor and DIAMOND EXTERIORS, INC., as Licensee, which said License Agreement as the same may have been supplemented and/or amended from time to time, is herein called the "Superseded License Agreement".

         (B) Said Superseded License Agreement shall be deemed terminated as of the close of business on December 31, 1995, provided, however, that Licensee hereunder hereby assumes any and all obligations of Licensee under said Superseded License Agreement arising out of the operation thereunder prior to the termination of said Superseded License Agreement.

    40. (GOVERNING LAW) - This License Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to the principles of choice of laws of any state.

    41. (ENTIRE AGREEMENT) - This License Agreement sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. This License Agreement shall not be supplemented, modified or amended except by a written instrument signed by Licensee (or by a duly authorized officer if Licensee is a corporation) and by a duly authorized officer or agent of Sears, and no person has or shall have the authority to supplement, modify or amend this License Agreement in any other manner.

    IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as of the day and year first above written by their proper officers or agents duly authorized thereunto.

                                       SEARS, ROEBUCK AND CO.


/s/ Don Stefanik                       /s/ Denise A. Woods
- -----------------------------------    ---------------------------------------
Don Stefanik                           Denise A. Woods
National Product Manager               National Operations Manager


/s/ Patrick J. Cronin
- -----------------------------------
Patrick J. Cronin
National Product Manager

                                       DIAMOND EXTERIORS, INC.


/s/ Rodger Ibach                       By /s/ Donald Griffin
- -----------------------------------      -------------------------------------
Rodger Ibach                           Donald Griffin
President                              C.E.O.

                                   January 1, 1996
                               DIAMOND EXTERIORS, INC.

                                     Exhibit A(i)

The products/services listed in Paragraph 3 of the Amendment Agreement are more specifically designated on the following pages of this exhibit:


                                                  ITEM          NO. OF
PRODUCT/SERVICES                                 NUMBER         PAGES
ROOFING
Asphalt Shingles                                  30500           2
Red Cedar Shingle and Shake Roofing               30500           1
Aluminum/Metal Roofing                            30500           3
Concrete Tile                                     30500           1
Single Ply Roofing                                30500           2
Built-up Roofing                                  30500           1
TEAROFF ROOF                                      30999          None
ROOF VENTILATION ACCESSORIES                       None          None
INSULATION                                        35701           2
SKYLIGHTS                                         30500           1
CONTINUOUS GUTTER                                 34511           2
  Overhang and Trim (soffit and facia only)       18517           2
  Siding of Dormers/Gable Ends                    18517           2
  Chimney Repair                                  30509           1
ROOF REPAIR

MOBILE HOME ROOFOVERS
Mobile Home Roofovers (Interlocking Panel)        30512           6
Mobile Home Roofovers (Continuous Coil)           30512           4

DOORS
Entry Wood/Steel Doors                            50430           5
Patio/Patio Storm Doors                           50430           3
Security Doors                                    50430           2
  Storm Doors                                     50430           2

GARAGE DOOR REPAIR                                51409           2

GARAGE DOORS                                      51420           2
  Garage Door Openers                             51425          None

FENCING                                           31121           7



                                        A(i)-1

                                   January 1, 1996
                               DIAMOND EXTERIORS, INC.

                                     Exhibit A(i)

The Market Area referred to in paragraph 1 of the License Agreement is defined as all states excluding Alaska, Montana, North Dakota, South Dakota, Wyoming and Hawaii for all products and services. Fencing exceptions listed separately in this Exhibit A(i), Roof Repair, Garage Door Repair and Tearoff Roofing exceptions listed separately in Exhibit A(ii).

PRODUCT/SERVICES

Roof and Garage Door Repair

The following table identifies the EXCEPTIONS market areas, referenced in Paragraph 1 of the License Agreement, in which Licensee MAY NOT OFFER the above product in Sears name.

STATE              MARKET AREA SCFs

CALIFORNIA         except the following:  920,921, 922, 932, 933, 934
                   936, 937, 945 thru 949
                   954, 955, 960

ILLINOIS           600 thru 606
                   (Lake, Cook and DuPage only)

INDIANA            463, 464

KANSAS             660 thru 662

MISSOURI           630, 631, 640, 641

PENNSYLVANIA       189, 190, 191, 194

WISCONSIN          530 thru 534, 535, 537


                                        A(i)-2

                                   January 1, 1996
                               DIAMOND EXTERIORS, INC.

                                     Exhibit A(i)

PRODUCT/SERVICES

Tearoff Roofing

The following table identifies the Market Areas, referenced in Paragraph 1 of the License Agreement, in which Licensee MAY OFFER the above product in Sears name.

STATE              MARKET AREA SCFs

ARIZONA            All

CALIFORNIA         All

IDAHO              836 thru 836 only

NEVADA             All

NEW MEXICO         All

OREGON             All

TEXAS              798, 799 only

UTAH               All

WASHINGTON         All


PRODUCT/SERVICES

Fencing - Wood and Chain Link

The following table identifies the EXCEPTIONS in the market area, referenced in Paragraph 1 of the License Agreement, in which Licensee MAY NOT OFFER the above product in Sears name.


STATE              MARKET AREA SCFs

GEORGIA            300 thru 303, 305, 306
HAWAII             Entire State
MAINE              Entire State
NEW HAMPSHIRE      038



                                        A(i)-3

                                      EXHIBIT B

                      SEARS CREDIT ADDENDUM TO LICENSE AGREEMENT

     THIS ADDENDUM is made and entered into as of the 1st day of January, 1996, by and between SEARS, ROEBUCK AND CO., a New York Corporation (hereinafter referred to as "Sears") and DIAMOND EXTERIORS, INC., a Delaware corporation (hereinafter referred to as "Licensee"), which said parties in consideration of the mutual covenants and promises contained herein, hereby mutually agree as follows:

     REFERENCE is made to the License Agreement made and entered into as of the 1st day of January, 1996, and any and all amendments, modifications and/or supplements thereto, by and between Sears and Licensee (hereinafter referred to as the "License Agreement"), whereby Sears granted to Licensee the privilege of conducting and operating, and Licensee agreed to conduct and operate, pursuant to the terms, provisions and conditions contained in the License Agreement, a business of selling, furnishing and installing certain Sears approved products and services in designated Sears Market Area.

1.   DEFINITIONS

     A. "ACCOUNT" - means an account resulting from the issuance of Seas HIPS Credit Account or a Sears Credit Card. Each Account shall be owned by, and deemed to be the property of Sears.

     B. "AFFILIATE" - means any entity that is owned by, owns or is under common control with Sears or its ultimate pare.

     C. "APPLICABLE LAW" - means collectively or individually any applicable law, rule, regulation or judicial, governmental administrative order, decree, ruling, opinion or interpretation.

     D.   "AUTHORIZATION" - means permission from Sears to make a Credit Sale.

     E. "AUTHORIZATION CENTER" - means the facility designated by Sears as the facility at which Credit Sales are authorized.

     F. "CREDIT CARD" - means the private label credit card or other proprietary credit device bearing Sears name and/or logo issued by Sears or Sears National Bank.

     G. "CUSTOMER" - means (i) the individual in whose name an Account is opened, and (ii) any other authorized users of an Account and/or Credit Card.

     H. "APPROVED PRODUCTS" - means the goods and services and related services, described in Paragraph 2A below, sold by Licensee in the ordinary course of Licensee's business pursuant to the License Agreement.

     I. "CREDIT SALE" - means any sale of Approved Products that Licensee makes to a Customer pursuant to this Addendum and the License Agreement that is charged to an Account.

     J. "CREDIT SALES TICKET" - means evidence of a Credit Sale in a paper form for Approved Products purchased from Licensee.

     K. "CREDIT SLIP" - means evidence of a credit to an Account in a paper form for Approved Products returned to Licensee or for any other adjustment to an account.

     L. "PROGRAM" - means the Sears Credit program associated with Licensee whereby Accounts will be established and maintained by Sears, Credit Cards will be used by Customers purchasing Approved Products from Licensee and Credit Sales will be authorized and settled, all pursuant to the terms of this Addendum.

     M. "CHARGEBACK" - means the return to Licensee and reimbursement to Sears of a Credit Sales Transaction for which Licensee was previously paid.

     N. "TERMINAL" - means an electronic terminal or computer capable of communicating by means of an on-line or dial electronic link with an Authorization Center.

     O. "NET SALES" - means gross Credit Sales less returns and/or adjustments.

2.   A.   SCOPE AND PURPOSE.  Licensee engages in the sale of Sears Approved
          Products and services pursuant to the License Agreement and Licensee and Sears desire to make credit available to Customers purchasing such Approved Products from Licensee. Sears, a retailer in the business of providing credit pursuant to a Credit Card or Account, has agreed to provide such credit to qualified customers purchasing Licensee's Approved Products pursuant to this Addendum and the License Agreement.

     B. CREDIT REVIEW; OWNERSHIP OF ACCOUNTS. All completed applications for Accounts submitted by Licensee to Sears will be processed and approved or decline within two (2) business days in accordance with Sears credit criteria and procedures which may be modified from time to time. Licensee shall submit to Sears a minimum of seventy-five percent (75%) of Licensee's total dollar volume applications for credit. Such applications shall be randomly selected and submitted to Sears. Sears shall have and retain all rights to approve or decline such applications. If Sears declines any application, such application shall be returned to Licensee and Licensee at its own discretion may provide credit to the applicant or seek a third party provider to provide credit to the applicant. Sears shall have no interest in any such credit accounts established by Licensee or a third party credit provider. If Sears accepts such applications, Sears shall own the Accounts and shall bear the credit risk for such Accounts, except as otherwise provided by the License Agreement or this Addendum. Licensee acknowledges and agrees that, Licensee shall have no interest whatsoever in said Accounts.

3.   FINANCE CHARGE.

     A. FINANCE CHARGE. Sears shall establish the rate of finance charge on the Accounts in accordance with federal and state laws. Sears may from time to time modify those rates pursuant to Sears' discretion and within the parameters of the applicable federal and state laws.

     B. PARTICIPATION FEE. Sears has agreed to pay Licensee a "Participation Fee" based upon Credit Card Sales obtained by Licensee pursuant to this Addendum. The Participation Fee paid by Sears to Licensee during the term of this Addendum, shall be paid in accordance with the terms and conditions set forth in Schedule "A"-Rates (attached hereto and incorporated herein). The Participation Fee shall be paid based upon Net Sales. Any further Sears obligation under this Paragraph relating to payment of said Participation Fees would terminate upon the effective date of the expiration or termination of this Addendum or the License Agreement.

     C. TERMINATION OF PARTICIPATION FEES. Notwithstanding the above, in the event this Addendum of the License Agreement is: (i) not renewed or expires; (ii) terminated by Licensee for any reason; (iii) terminated by Sears for cause; Sears; obligation under this Paragraph to pay any Participation fees to Licensee shall Automatically terminate upon the effective date of expiration or termination of this Addendum or the License Agreement is terminated by Sears without cause, Sears agrees to pay Licensee a lump sum payment, within sixty (60) days of the effective termination date pursuant to the following guidelines:

          (i) If Licensee has at least one (1) full year but less than two years continued participation in the Program, Licensee shall receive forty percent (40%) of the Participation Fees that would have been due Licensee for the next twelve (12) months immediately succeeding Sears' effective termination date of the License Agreement without cause; or

          (ii) If Licensee has at least two (2) full years but less than three years continued participation in the Program, Licensee shall receive forty percent (40%) of the Participation Fee that would have been due Licensee for the next twenty-four (24) months immediately succeeding Sears' effective termination of the date License Agreement without cause; or

          (iii) If Licensee has three (3) full years or more of continued participation in the Program, Licensee shall receive forty percent (40%) of the Participation Fees that would have been due Licensee for the next thirty-six (36) months immediately succeeding Sears' effective termination date of the License Agreement without cause.

4. LICENSEE RESPONSIBILITIES CONCERNING CONSUMER TRANSACTIONS. Licensee covenants and agrees that Licensee shall:

     A. Honor all valid Sears Credit Cards without discrimination, when properly presented by Customers for payment of Approved Products.

     B. Not require, through an increase in price or otherwise, any Customer to pay any surcharge at the time of sale or any part of any charge imposed by Sears on Licensee.

     C. Not establish minimum or maximum charge amounts without Sears prior written approval.

     D.   With respect to applications for a Credit Card or an Account:

          (i) make sure all information requested on the application is complete and legible;

          (ii) obtain the signature on the application of all persons whose name will appear on the Account or will be responsible for the Account;

          (iii) give the applicant the initial disclosure and a copy of the Account Agreement at the time of signing the application/agreement prior to a Credit Sales Transaction under the Account;

          (iv) verify the identification of the individual(s) applying for the Account, which verification may include driver's license and social security numbers;

          (v) provide all information required by Sears from time to time for approval of applications by telephone or other electronic transmission and legibly insert the Account number and Approval number on the application in the designated area; and

          (vi) send the actual original approved signed application to Sears at Sears, Roebuck and co., HIPS Credit Center, P.O. Box 3700, Des Moines, Iowa 50321.

     E.   With respect to Credit Sales Transactions:

          (i) Enter legibly on a single Credit Sales tick prior to obtaining the Customer's signature (1) a description of all Approved Products purchased in the same transaction in default sufficient to identify the transaction; (2) the date of the transaction; (3) the Authorization number; and (4) the entire amount due for the transaction (including applicable taxes);

          (ii) REQUEST AUTHORIZATION FROM SEARS AUTHORIZATION CENTER UNDER ALL CIRCUMSTANCES. Sears may refuse to accept or fund any Credit Sale that is presented to Sears for payment more than one hundred twenty (12) days after the date of Authorization of the Credit Sale. Licensee agrees not to divide a single transaction between two or more Credit Sales or between a Sears Credit Sale and a sales slip for other credit provider. If Authorization is granted, legibly enter Authorization number in the designated area on the Credit Sales Ticket. If Authorization is denied, do not complete transaction and follow any instructions from the Authorization Center.

          (iii)Imprint legibly on the Credit Sales Ticket the embossed legends from the Credit Card plate or if the transaction is to be completed without a Card imprint, then enter legibly on the Credit Sales Ticket sufficient information to identify the Customer and Licensee, including at least, Licensee's name and address, Customer's name, Account number, expiration date and any effective date on the Credit Card.

          (iv) Check the effective date, if any, and the expiration date on the Credit Card.

          (v) Obtain the signature of the Customer on the Credit Sales Ticket, and compare the signature on the Credit Sales Ticket with signature panel of the Credit Card and if identification is uncertain or if Licensee otherwise questions the validity of the Credit Card, contact Sears Authorization Center for instructions.

          (vi) Not present the Credit Sales to Sears for funding until all Approved Products are delivered and all the services performed to the Customer's satisfaction. If the Credit Sale is canceled, rescinded, or the Approved Products canceled or returned, then the Credit Sale is subject to a Chargeback.

          (vii)Deliver a true and complete copy of the Credit Sales Ticket to the Customer at the time of sale or delivery of the Merchandise.

     F. CREDIT SALES. If the Approved Products are returned or, any Credit Sale is terminated or canceled, or Licensee allows any price adjustments, then Licensee shall not make any cash refund directly to the customer, but shall complete and deliver promptly to Sears a Credit Slip evidencing the refund or adjustment and deliver to the Customer a true and complete copy of the Credit Slip at the time the refund or adjustment is made. Licensee shall sign and date each Credit Slip and include thereon a brief description of the approved Products returned, services terminated or canceled, refund or adjustment made, the date of the original Credit Sales Ticket, Authorization number, Customer's name, address and Account number, and the date and amount of the credit, all in sufficient detail to identify the transaction. Licensee shall imprint or legibly reproduce on each Credit Slip the embossed legends from the Card. The amount of the Credit Slip cannot exceed the amount of the original transaction as reflected on the original Credit Sales Ticket. Licensee shall issue Credit Slips only in connection with previous bona fide Credit Sales and only as permitted hereunder.

     G. Licensee shall neither receive any payments from a Customer for charges included on any Credit Sale resulting from the use of any Card nor receive any payments from a Customer to prepare and present a Credit Sale for the purpose of effecting a deposit in the Customer's Account.

     H. RIGHT OF FIRST REFUSAL. Licensee shall actively promote the Program and submit a minimum of seventy-five percent (75%) of Licensee's total dollar volume of credit applications to Sears. All such applications declined by Sears shall be returned to Licensee and Licensee at its own discretion may provide credit to the applicant or seek a third party provider to provide credit.

     I. Satisfy all other requirements designated in the License Agreement or as may be required from time to time by Sears. In the event there is any inconsistency between the License Agreement and this Addendum, this Addendum shall govern unless otherwise expressly indicated by Sears in any License Agreement.

     J. IN-HOME SALES. Licensee shall deliver to the consumers all appropriate right of recision notices required by Applicable Law in accordance with Applicable Laws. Sears has no obligation to fund any Credit Sale until the applicable recision period has expired.

5. LICENSEE REPRESENTATIONS AND WARRANTIES. Licensee represents and warrants to Sears as of the Effective Date and throughout the term of this Addendum the following:

     A. That each Credit Sale will arise out of a bona fide sale of Approved Products by Licensee and will not involve the use of the Credit Card for any other purpose.

     B. That each Credit Sale will be to a consumer for person, family, or household purposes.

     C. That Customer applications will be available to the public (i) without regard to race, color, religion, national origin, sex, martial status, or age (provided the applicant has the capacity to enter into binding contract) and (ii) not in any manner which would discriminate against an discourage an applicant from applying for the Credit Card.

     D. That it has full corporate power and authority to enter into this Addendum; that all corporate action required under any organization documents to make this Addendum binding and valid upon Licensee according to its terms has been taken.

     E. Neither (i) the execution, delivery and performance of this Addendum, nor (ii) the consummation of the transaction contemplated hereby will constitute a violation of law or a violation or default by Licensee under its articles or incorporation, bylaws or any organization documents, or any material agreement or contract and no authorization or any governmental authority is required in connection with the performance by Licensee of its obligations hereunder.

     F. Licensee has and will obtain all required licenses to perform it's obligations under this Addendum.

     G.   Customer has not rescinded the Credit Sale.

6.   CHARGEBACKS TO LICENSEE.  Licensee agrees as follows:

     A. CHARGEBACKS. Any Credit Sale is subject to Chargeback by Sears under any one or more of the following circumstances, and thereupon the provisions of Section 6.B. below shall apply:

          (i) In the event Sears cannot collect on an account because the application or any information on the application or the Credit Sales Ticket or any required information on the Credit Slip (such as the account number, expiration date of the Credit Card, description of Approved Products purchased, transaction amount and date) is illegible or incomplete, or the Credit Sale or application is not executed by the Customer, or Authorization is not obtained from Sears Authorization Center, or valid Authorization number is not correctly and legibly entered on the Credit Sales Ticket, or the Credit Sales Ticket is duplicate of an item previously paid, or the price of the Approved Products shown on the Credit Sales Ticket differs from the amount shown on the Customer's copy of the Credit Sales Ticket;

          (ii) Sears determines that (1) Licensee has breached or failed to satisfy, any term, condition, covenant, warranty, or other provision of this Addendum, including, without limitation, Paragraphs 4 and 5 above, or of the License Agreement, in connection with a Credit Sale or the transaction to which it relates, or an application for a Credit Card or the opening of any Account; or (2) the Credit Sale, application/agreement or Credit Sale is fraudulent or is subject to any claim of illegality, conciliation, rescission, avoidance or offset for any reasons whatsoever, including, without limitation, negligence, fraud, misrepresentation, or dishonesty on the part of the customer or Licensee or its agents, employees, licensees, or franchisees, or that the related transaction is not a bona fide transaction in Licensee's ordinary course of business;

          (iii)The Customer disputes or denies in writing the Credit Sale or the Credit Card transaction, the execution of the Credit Sale or application/agreement, or the delivery, quality, or performance of the goods, services or warranties purchased, or the Customer has not authorized the Credit Sale, or that a credit adjustment was issued by Licensee but not posted to the Account; or

          (iv) In the event Sears cannot collect on an Account because Licensee fails to deliver to Sears the Credit Sales Ticket, application or other records of the Credit Sales Transaction within the times required in this Addendum.

     B. RESOLUTION AND PAYMENT. Licensee is required to resolve any dispute or other of the circumstances described above in (A) of this Paragraph 6 to Sears satisfaction within thirty (30) days (or written reasonable time period based upon the facts) of notice of Chargeback or Licensee shall pay to Sears the full amount of each such Credit Sale subject to Chargeback or the portion thereof designated by Sears, as the case may be, plus any related finance charges paid by Sears to customers, any attorney fees incurred by Sears, and other fees and charges provided for in the Customer agreement. Upon chargeback to Licensee of a Credit Sale, Licensee shall bear all liability and risk of loss associated with such Credit Sale or Account, or the applicable portion thereof, without warranty by, or recourse, or liability to, Sears. Sears may deduct amounts owed to Sears under this Paragraph from any amount owed to Sears under this Addendum.

     C. The terms and provisions of Paragraph 6 shall survive the termination of this Addendum.

7. TAPE OR ELECTRONIC TRANSMISSION & RECORDS. Data, records and information shall be transmitted and maintained as described below.

     A. TRANSMISSION OF DATA. In addition to depositing paper Credit Sales Tickets or document images with Sears, Licensee shall transmit to Sears, by electronic transmission, document images or other form of transmission designated by Sears all data required by this Addendum to appear on Credit Sales Tickets. All data transmitted shall be in a medium, form and format designated by Sears and shall be presorted according to Sears instructions. Any errors in such data or in its transmission shall be the sole responsibility of Licensee.

     B. RECEIPT OF TRANSMISSION. Upon successful receipt of any transmission of Credit Sales data, Sears shall accept such transmission and pay Licensee in accordance with this Addendum, subject to subsequent review and verification by Sears and to all other rights of Sears and obligations of Licensee as set forth in this Addendum. If data transmission is by tape, Licensee agrees to deliver upon demand by Sears a duplicate tape of any prior tape transmission, if such demand is made within forty-five (45) calendar days of the original transmission.

     C. RECORDS. Licensee shall maintain the actual paper or document images of Credit Sales Ticket and other records pertaining to any transaction covered by this

          Addendum for such time and in such manner as Sears or any law or regulation may require, but in no event less than two (2) years after the date Licensee transmits each Credit Sale transaction data to Sears and Licensee shall make and retain for at least seven (7) years legible documents, microfilm or other legally admissible images copies of both sides of such actual paper Credit Sales Tickets or other transaction records. Within fourteen (14) days, or such earlier time as may be required by Sears, of receipt of Sears request, Licensee shall provide to Sears the actual paper Credit Sales Ticket or other transaction records, and any other documentary evidence available to Licensee and reasonably requested by Sears to meet its obligations under law (including its obligations under the Fair Credit Billing
          Act) or otherwise to respond to questions, complaints, lawsuits, counterclaims or claims concerning Accounts or request from Customers, or to enforce any rights Sears may have against a Customer, including, without limitation, litigation by or against Sears, collection efforts and bankruptcy proceedings, or for any other reason.

          Promptly upon termination of this Addendum or upon the request of Sears, Licensee will provide Sears with all original and microfilm copies of documents required to be retained under this Addendum.

8. PAYMENTS BY CUSTOMER AND ENDORSEMENT. Licensee agrees that Sears has the sole right to receive payments on any Credit Sales funded by Sears. Unless specifically authorized in writing by Sears, Licensee agrees not to make any collections on any such Credit Sale. Licensee agrees to hold in trust for Sears any payment received by Licensee of all or part of the amount of any such Credit Sale and to deliver promptly the same in kind to Sears together with the Customer's name, Account number, and any correspondence accompanying the payment within five (5) days of receipt by Licensee. Licensee agrees that Licensee shall be deemed to have endorsed any Credit Sale, Customer payments by check, money order, or other instrument made payable to Licensee that a Customer presents to Sears in Sears favor, and Licensee hereby authorizes Sears to supply such necessary endorsements on behalf of Licensee.

9. LICENSEE CREDIT INFORMATION. Licensee warrants and represents that its credit application and financial statements submitted to Sears by or on behalf of Licensee are true and accurate and Licensee agrees to supply such additional credit information as Sears may reasonably request from time to time. Licensee understands that Sears may verify the information on any financial statement or other information provided by Licensee and, from time to time, may seek credit and other information concerning Licensee from others and may provide financial and other information to others for purposes of its asset securitization's and sales.

10. NOTICE OF CLAIM AND SURVIVAL. In the event that Sears or Licensee shall receive any claim or demand or be subject to any suit or proceeding of which a claim may be made against the other, the indemnified party shall give prompt written notice thereof to the indemnifying party and the indemnifying party will be entitled to participate in the settlement or defense thereof with counsel satisfactory to indemnified party at the indemnifying party's expense. In any case, the indemnifying party and the indemnified party shall cooperate (at not cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding. The terms and provision of this Paragraph 10 shall survive the termination of this Addendum.

11. NONWAIVER. Licensee's liability under this Addendum, including, without limitation, its liability under Paragraph 10 above, shall not be affected by any settlement, extension, forbearance, or variation in terms that Sears may grant in connection with any Credit Sale or Account or by the discharge or release of the obligations of any Customer(s) or any other person by operation of law or otherwise.

12.  TERM AND TERMINATION.

     A. TERM. This Addendum shall be effective as of January 1, 1996, and shall remain in effect until December 31, 1998 ("Initial Term"), subject to earlier termination as set forth below. Thereafter, this Addendum shall be automatically renewed for successive three (3) year terms (the "Renewal Term(s)") unless and until termination as provided herein. The termination of this Addendum shall not affect the right and obligations of the parties with respect to transactions and occurrences which take place prior to the effective date of termination, except as otherwise provided herein.

     B.   TERMINATION.  This Addendum may be terminated:

          (i) by Sears or LICENSEE, upon not less than one (1) year's notice to the other party prior to the end of the Initial Term or any Renewal Term.

          (ii) by Sears, at its sole discretion, upon thirty (30) days prior notice (a) if there occurs any material change in ownership of Licensee or if an adverse change occurs in Licensee's financial condition or if Licensee supersedes or goes out of business or substantially reduces its business operations or sends a notice of proposed bulk sale of all or party of its business; or (b) in the event Licensee materially breaches its obligations or any warranty or representation under this Addendum or in the License Agreement; or (c) if Sears has reasonable cause to believe that Licensee will not be able to perform its obligations under this Addendum, or if Sears receives a disproportionate number of Customer inquiries, disputes or complaints; or (d) if in Sears judgment, any Applicable Law requires that this Addendum or either party's rights or obligations hereunder be amended, modified, waived or suspended in any respect, including, without limitation, the amount of finance charges or fees that may be charged on purchases of Approved Products hereunder.

          (iii) by Sears or Licensee upon thirty (30) days written notice to the other in the event the other party shall wind up or dissolve its operation or is wound up and dissolved; becomes insolvent or repeatedly fails to pay its debts as they become due; makes an assignment for the benefit of creditors; files a voluntary petition for bankruptcy; or for reorganization or is adjudicated as bankruptcy or insolvent' or has a liquidator or trustee appointed over its affairs;

     C. TERMINATION OF CARD ACCEPTANCE. Sears upon notice to Licensee may elect to terminate the acceptance of the Credit Card or approve a Credit Account, if Licensee has high fraudulent activities or other cause of business conduct that is injurious to the business relationship between Sears and Licensee.

13. FORCE MAJEURE. Neither party to this Addendum shall be liable to the other by reason of any failure of performance of this Addendum in accordance with its terms if such failure arises out of a cause beyond the control and without the fault or negligence of such party. Such causes may include but are not limited to acts of God, or civil or military authority, unavailability of energy resources, system or communication failure, delay in transportation, riots or war. In the event of any force majeure occurrence, the disabled party shall use its best efforts to meet the obligations as set forth in this Addendum.

14. CONFIDENTIALLY. Licensee shall keep confidential and not disclose to any person or entity (except to employees, officers, partners or directors of Licensee who are engaged in the implementation and execution of the Program), information, software, systems, and data, that Licensee receives from Sears or from any other source, relating to the Program and matters which are subject to the terms of this Addendum, including, but not limited to, Customer names and addresses or other Credit Card or Account Information, and shall use, or cause to be used, such information solely for the purposes of the performance of Licensee's obligations under the terms of this Addendum. Sears will keep confidential and notice disclose to any person or entity (except employees, officers, agents or directors of Sears, its subsidiaries or affiliates who are engaged in the implementation and execution of the Program) any information that Sears receives from Licensee which is designated confidential by Licensee. In the event Sears sells or assigns the Accounts or a portion of the Accounts under the Program, Sears may disclose any information under this provision reasonably necessary or required to effectuate such sale or assignment. The terms and provisions of this Paragraph 17 shall remain in effect for one (1) year after the effective termination date of this Addendum.

15. ADDITIONAL PRODUCTS AND SERVICES. Sears, any of its Affiliates and/or any third party authorized by Sears may at any time, whether during or after the term of this Addendum and whether the Accounts are owned by Sears, solicit Customers for any other credit cards or other types of accounts or other merchandise, goods or products offered by Sears, any of its Affiliates and/or any third party authorized by Sears.

16. NOTICES. All notices provided for or which may be given in connection with this Addendum shall be in writing and given by certified or registered mail with postage prepaid and return receipt requested and overnight courier or personal delivery. If any such notice be given by Licensee to Sears, it shall be addressed to:

               SEARS, ROEBUCK AND CO.
               Attn: National Operations Manager
               3333 Beverly Road, D2-181B
               Hoffman Estates, IL 60179
     and if given by Sears to Licensee, such notice shall be addressed to:

               DIAMOND EXTERIORS, INC.
               Attn: Donald Griffin
               222 Church Street
               Woodstock, IL 60098

     and such notices if so sent by mail shall be deemed to have been given when deposited in the mail.

17. AMENDMENTS AND SUPPLEMENTARY DOCUMENTS. The parties may from time to time amend this Addendum. Reference herein to "this Addendum" shall include any schedules, appendices, exhibits, and amendments hereto. Any amendment or modification to this Addendum must be in writing and signed by a duly authorized officer or both parties to be effective and binding upon said parties; no other amendments or modifications shall be binding upon the parties.

18. ASSIGNMENT. This Addendum is binding upon the parties and their successors and assigns. Licensee may not assign this Addendum without the prior written consent of Sears and any purported assignment without such consent shall be void. Sears may without Licensee's consent assign this Addendum or any of the rights or obligations hereunder to any Affiliate of Sears at any time. In the event of such assignment, the assignee shall have the same rights and remedies as Sears under this Addendum.

19. NONWAIVER AND EXTENSION. Sears shall not by any act, delay, omission, or otherwise be deemed to have waived any rights or remedies hereunder. Licensee agrees that Sears failure to enforce any of its rights under this Addendum shall not affect any other right of Sears or the same right in any other instance.

20. RIGHTS OF PERSONS NOT A PARTY. This Addendum shall not create any rights on the part of any person or entity not a party hereto, whether as a third party beneficiary or otherwise.

21. PARAGRAPH HEADINGS. The headings of the paragraphs of this Addendum are for reference only, are not a substantial part of this Addendum and are not to be used to affect the validity, construction or interpretation of this Addendum or any of its provisions.

22. INTEGRATIONS. This Addendum contains the entire agreement between the parties. There are merged herein prior oral or written agreement, amendments, representations, promises and conditions in connection with the subject matter hereof. Any representations, warranties, promises or conditions not expressly incorporated herein shall not be binding to Sears.

23. GOVERNING LAW/SEVERABILITY. This Addendum shall be governed by and construed in accordance with the laws of the State of Illinois. If any provision of this Addendum is contrary to Applicable Law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof.

24. JURISDICTION. ANY SUIT, COUNTERCLAIM, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ADDENDUM MUST BE BROUGHT SOLELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; AND LICENSEE HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUCH SUIT, COUNTERCLAIM, ACTION, PROCEEDING OR JUDGMENT (IT BEING UNDERSTOOD THAT SUCH CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT WAIVES ANY RIGHT TO SUBMIT ANY DISPUTES HEREUNDER TO ANY COURTS OTHER THAN THE ABOVE).

25. WAIVER OF JURY TRIAL. SEARS AND LICENSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS ADDENDUM, ANY RELATED DOCUMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS ADDENDUM, AND AGREE THAT ANY SUCH ACTION, SUIT, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR SEARS AND LICENSEE ENTERING INTO THIS ADDENDUM.

IN WITNESS WHEREOF, Sears and Licensee have caused their duly authorized representatives to execute this Addendum as of the date set forth above.

DIAMOND EXTERIORS, INC.                 SEARS, ROEBUCK AND CO.



By: /s/ Donald Griffin                  By: /s/ Denise A. Woods
    -------------------------------        ------------------------------------
Donald Griffin                          Denise A. Woods
C.E.O.                                  National Operations Manager

                                    EXHIBIT C

                                    ADDENDUM

     THIS ADDENDUM is made and entered into this 17th day of June, 1996, by and between Sears, Roebuck and Co., a New York corporation ("SEARS"), Diamond Exteriors, Inc., a Delaware corporation ("LICENSEE") and Diamond Home Services, Inc., a Delaware corporation ("HOME SERVICES").

     WHEREAS, Sears and Licensee are bound by a License Agreement dated as of January 1, 1996 (the "LICENSE AGREEMENT") and the Sears Credit Addendum to the License Agreement dated as of January 1, 1996 (the "CREDIT ADDENDUM");

     WHEREAS, Home Services has filed a registration statement on Form S-1 with the Securities and Exchange Commission on April 19, 1996, as amended with respect to the initial public offering of common stock (the "COMMON STOCK") of Home Services (the "PUBLIC OFFERING"); and

     WHEREAS, Licensee and Home Services have requested that the License Agreement and Credit Addendum be amended and supplemented in contemplation of the Public Offering and the public reporting requirements resulting therefrom;

     NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as follows:

          1. The License Agreement shall be amended by adding the following new Section 12B:

          (a) Notwithstanding anything contained herein to the contrary, Diamond Home Services, Inc., the parent of Licensee ("HOME SERVICES") shall have the right to disclose information regarding Licensee's contractual relationship with Sears hereunder and Licensee's activities contemplated hereby and to use the "Sears" name in connection therewith without obtaining Sears prior written approval and consent in (i) the Registration Statement on Form S-1, as amended (No. 333-3822) (the "REGISTRATION STATEMENT"); (ii) any and all filings required to be made by Home Services with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and The Nasdaq Stock Market and any other disclosures pursuant to federal or state securities laws or rules regarding the market for and trading of the Common Stock of Home Services (including, but not limited to, reports on Form 8-A, 10-Q, 10-K and 8-K, annual and quarterly reports to stockholders and proxy statements) provided, that in each of the foregoing instances, the subject matter of such disclosure is substantially similar to the disclosures made in the Registration Statement; (iii) any press release that announces a change in the terms of this License Agreement or otherwise relates in any material respect to the relationship with Sears (other than as part of the "Standard Closing

          Paragraph" as defined below) on the condition that such press release is provided to Sears on the second business day before public release, unless, as a result of the obligations of Home Services under applicable law, Home Services is advised by legal counsel that an earlier public disclosure is advisable, in which case Home Services shall use all reasonable efforts to provide Sears with as much advance notice, if any, as is practicable under the circumstances; and (iv) any other press releases, provided that such press releases are provided to Sears simultaneously with public distribution and further provided that the standard closing paragraph of each such press release (the "STANDARD CLOSING PARAGRAPH"), as it relates to the Company's relationship with Sears, is consistent with the statements contained in the Registration Statement.

          2. Section 12.B(ii) of the Credit Addendum is hereby amended by adding the following to the end of that Section:

          "; provided, that the transaction contemplated by the Registration Statement (as defined in the License Agreement) shall not be deemed to be a material change in ownership of Licensee."

          3. With respect to Section 18 of the Credit Addendum, Sears consents to the assignment of the License Agreement and the related Addendum from Licensee to its wholly owned subsidiary, now known as Diamond Exteriors, Inc.

          4. (a) Home Services and Licensee hereby agree to jointly and severally indemnify, defend and hold harmless Sears and its affiliates, directors and officers (collectively, as used in this Section 4, "SEARS"), from and against any and all loss, damage, claim, liability, cost or expense (including reasonable attorneys' fees and expenses, and costs of investigation and preparation whether performed by employees of Sears or by outside firms, but only if Diamond fails to "Assume the Defense" (as hereinafter defined)), insofar as such losses, damages, liabilities, costs or expenses result from actions which arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement or any form, filing or report filed by Home Services under the Securities Exchange Act of 1934, as amended (COLLECTIVELY, THE "1934 ACT REPORTS") or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (a "THIRD PARTY CLAIM"); provided, however, that neither Home Services nor Licensee shall be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or the 1934 Act Reports in reliance upon and in conformity with written information furnished to Home Services or Licensee or its affiliates or agents by or on behalf of Sears with respect to the status of matters arising under the License Agreement (and any Addendum thereto). The indemnification provided in this Section shall be the sole and exclusive remedy of Sears with respect to the subject matter of this Section and shall be in lieu of all other indemnification or other rights to damages which may be available under common law or otherwise. In no event shall Home Services or Licensee be obligated to indemnify Sears for consequential, special or incidental damages incurred by Sears, other than to the extent such damages are a component of amounts as to which Sears incurs liability to third parties and for which it is indemnified hereunder.

          (b) If Sears is entitled to indemnification hereunder, Sears shall promptly notify Home Services and Licensee in writing of any claim for indemnification as soon as reasonably possible (an "INDEMNIFICATION NOTICE") and shall allow Home Services and/or Licensee to take all reasonable steps to mitigate all indemnifiable amounts upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities, damages and other amounts that are indemnifiable hereunder; provided, however, that (i) the failure to give such prompt notice shall not relieve Home Services or Licensee of their obligations hereunder except to the extent such delay has prejudiced Home Services or Licensee, and (ii) no actions taken by Home Services or Licensee or any of their affiliates in mitigation hereunder shall relieve either of them from their obligations under this Section 4.

          (c) With respect to each Third Party Claim, Licensee and/or Home Services shall, at its own expense, assume control of the defense of the Third Party Claim ("ASSUME THE DEFENSE") with counsel selected by
     Home Services and/or Licensee. Such counsel may be the same counsel as that defending Home Services and/or Licensee, unless such counsel advises Home Services and/or Licensee and Sears that, pursuant to the applicable canons of ethics and rules of professional responsibility (collectively the "APPLICABLE RULES"), such joint representation presents a conflict of interest which, notwithstanding a waiver by all parties, prohibits such joint representation. Sears agrees to execute and deliver a waiver of any conflict of interest if counsel requests such a waiver to enable it, in accordance with the Applicable Rules, to undertake such joint representation. If such counsel is precluded from the joint representation by the Applicable Rules, Diamond and/or Licensee shall designate (after consultation with Sears) and pay for separate counsel for Sears. Licensee and Home Services shall thereafter be entitled to settle and compromise any such Third Party
     Claim with the consent of Sears (which shall not be unreasonably withheld), unless such settlement and compromise unconditionally releases Sears, and Home Services and Licensee indemnify Sears as provided herein, in which case no such consent is needed. Sears shall be entitled to participate in the defense of (but not control) any Third Party Claim, the defense of which is assumed by Licensee, with counsel which it designates and at its own expense. Sears shall also have the right to control the defense of any Third Party Claim if it notifies Licensee in writing that it is assuming the defense of such claim at its own expense and that Licensee is relieved of its obligations (including indemnification obligations) to Sears with respect to such Third Party Claim. The parties shall cooperate in the defense of any Third Party Claim and the relevant records of each party shall be made available to the other on a timely basis.

          (d) The parties obligations under this Section 4 shall survive the termination of this Addendum and the License Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date first written above.


DIAMOND HOME SERVICES, INC.             SEARS, ROEBUCK AND CO.



By: /s/ Ann Crowley Patterson           By: /s/ Charles Berk
   -------------------------------          -----------------------------------
Title:                                  Title: Vice President
      ----------------------------            ---------------------------------


                                        DIAMOND EXTERIORS, INC.



                                        By: /s/ Ann Crowley Patterson
                                           ------------------------------------
                                        Title:
                                               --------------------------------




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